Exhibit 8.1

April 22, 2022

UE Resorts International, Inc.

New Seaside Drive, Entertainment City

Barangay Tambo, Parañaque City

Metro Manila 1701

Philippines

Ladies and Gentlemen:

We have acted as counsel for UE Resorts International, Inc. (formerly known as Okada Manila International, Inc.), a Philippine corporation (“UERI”), in connection with the transactions contemplated by the Agreement and Plan of Merger and Share Acquisition (as amended, the “Merger and Share Acquisition Agreement”), dated as of October 15, 2021, by and among Tiger Resort Asia Ltd., a Hong Kong private limited company (“TRA”), UERI, Project Tiger Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Tiger Resort, Leisure and Entertainment, Inc., a Philippine corporation (“TRLEI”), and 26 Capital Acquisition Corp., a Delaware corporation (“26 Capital”), as amended by Amendment No. 1 to the Merger and Share Acquisition Agreement, dated as of February 15, 2022 and Amendment No. 2 to the Merger and Share Acquisition Agreement, dated as of March 30, 2022.

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In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Reorganization and the Merger (as such terms are defined in the Merger and Share Acquisition Agreement). This opinion is being delivered in connection with the registration statement of UERI on Form F-4 filed on February 22, 2022 with the Securities and Exchange Commission (“SEC”), as amended and supplemented through the date hereof (the “Registration Statement”). In providing our opinion, we have examined and with your consent are relying upon the Merger and Share Acquisition Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our review of certain documents in connection with our opinion, we have assumed the legal capacity of all natural persons; the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed with your consent that (i) the Reorganization and the Merger will be consummated in accordance with the provisions of the Merger and Share Acquisition Agreement and the Registration Statement (and no term, transaction or condition contained or described therein will be waived by any party or otherwise modified), (ii) the statements concerning the Reorganization and the Merger set forth in the Merger and Share Acquisition Agreement and the Registration Statement are true, complete and correct at all times up to and including the Effective Time (as such term is defined in the Merger and Share Acquisition Agreement), (iii) the factual representations made by TRA and 26 Capital, in their respective letters dated the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”), are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time (as such term is defined in the Merger and Share Acquisition Agreement), (iv) any factual representations made in the Representation Letters “to the knowledge of” or similarly qualified are correct without such qualification and (v) the Reorganization and the Merger will be reported by TRA, UERI, 26 Capital and their respective affiliates in a manner consistent with our opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger and Share Acquisition Agreement. If any of the above-described assumptions are untrue for any reason or if either the Reorganization or the Merger is consummated in a manner that is different from the manner in which it is described in the Merger and Share Acquisition Agreement or the Registration Statement, our opinion as expressed below might be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that, under currently applicable United States federal income tax law, the Reorganization and the Merger collectively will qualify as a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). However, we express no opinion on whether the Merger could be treated as a “reorganization” within the meaning of Section 368 of the Code. As discussed in the text of the Registration Statement under “Certain Material U.S. Federal Income Tax Considerations,” which text constitutes our opinion as noted above, whether the Merger constitutes a reorganization depends on how the requirement that an acquiring corporation continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business would apply in the case of an acquisition of a corporation with only investment-type assets, such as 26 Capital. Because of this uncertainty, we are unable to render an opinion on this issue. Additionally, we express no opinion on (i) the application of Section 367(a) to the Reorganization or the Merger or (ii) any matter arising in connection with Section 7874 of the Code. Finally, based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein and therein, in our opinion the discussion in the section of the Registration Statement entitled “Certain Material U.S. Federal Income Tax Considerations,” to the extent it states matters of law or expresses legal conclusions, is accurate in all material respects.

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This opinion is rendered only as of the date hereof, and we undertake no obligation to update the opinion after the date hereof. Our opinion is based on the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and other administrative pronouncements interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof. Any amendment or change in the interpretation of the applicable laws or the facts and circumstances surrounding the Reorganization or the Merger, or any inaccuracy in the statements, facts, assumptions, representations, warranties, covenants or undertakings upon which we have relied, might affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that might occur or come to our attention subsequent to the date of this opinion. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position and prevail in that contrary position in a court of law. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or the Merger, including any tax consequences under state, local, foreign, or, except to the extent specifically set forth herein, any United States federal law.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Milbank LLP